Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of the 31st day of May, 2005, between Humana Trans Services Holding Corp. a Delaware corporation, doing business at 7466 New Ridge Road, Suite 7, Hanover, Maryland 21076 (hereinafter referred to as the “Company”) and Allan Hartley, residing at 71 Alba Road, Wellesley, MA 02481 (“Hartley”).

WITNESSETH:

WHEREAS, the Company has purchased the business plan, model, concept, intellectual property concept of Hartley for AccountAbilities, Inc., and desires to formalize its relationship with Hartley and Hartley wishes to formalize his relationship with the Company; and

WHEREAS, Hartley is willing to formalize his relationship with the Company on the terms and subject to the conditions contained herein.

NOW, THEREFORE, the parties have agreed to the following:

1.           Employment.  The Company agrees to appoint Hartley as President of the Accounting Division (AccountAbilities, Inc., or any such subsidiary of the Company doing substantially the business to be conducted by said named subsidiary) of the Company.

2.           No Breach of Obligations.  Hartley represents and warrants to the Company that he will use his best efforts to perform those duties attendant to the position for which he is hired and that his entry into this Agreement with the Company does not constitute a breach of any agreement with any other person, firm or corporation, nor does any prior agreement between Hartley and any person, firm or corporation contain any restriction or impediment to the ability of Hartley to perform those duties for which he was hired, or which may be assigned to, or reasonably expected of him.

3.           Services.  During the full term of this Agreement, Hartley shall perform to the best of his abilities the following services and duties, in such manner and at such times as necessary to benefit the Company.

4.           Exclusivity.  Hartley agrees that during the term of this Agreement he will impart and devote the necessary time, energy, skill and attention to the performance of his duties hereunder.  This paragraph shall not exclude Hartley from devoting part of his time to other firms, as long as they are in non-competitive fields of endeavor, or making investments in business ventures outside the general area of the Human Resources Industry.

5.           Place of Performance.  Hartley agrees to perform his duties hereunder and agrees to the extent that it has been determined necessary and advisable, in his discretion, to travel to any place in the United States, or to a foreign country, where his presence is or may reasonably be required for the performance of his duties hereunder.

6.           Compensation.  The Company hereby agrees to compensate Hartley; and Hartley hereby accepts for the performance of the services of Chairman of the Company, as indicated below:

a.)
Fees.  Subject to review and upward adjustment from time to time by the Board of Directors, the Company shall pay to Hartley a salary of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000.00), based on a annual period, for the term of this Agreement, which is to be SIX MONTHS, with a renewal period as set forth below, at a rate of TEN THOUSAND DOLLARS per month.  The base salary will increase to $150,000 a year once the Division has three months of profitability;

b.)	Vacation. Hartley shall be entitled to a total of two (2) weeks vacation in a twelve-month period, commencing with the execution date of this Agreement, or as determined by the Board of Directors;

c.)	Stock Grant. Hartley shall be issued TWO HUNDRED FIFTY THOUSAND SHARES (250,000) of common stock of the Company;

d.)	Bonus. Hartley shall be entitled to participation in any special incentive compensation plan approved by the Board of Directors:

e.)
Insurance and Medical Benefits.  The Company shall provide Hartley with Health and other benefit plans as approved by the Board of Directors and equal to those available to its other executives, if offered and in existence; and

f.)	Other. Hartley shall be entitled to any other benefits as approved by the Board of Directors for his position in the Company.

7.           Representation and Warranties of Hartley.  By virtue of his execution hereof, and in order to induce the Company to enter into this Agreement, Hartley hereby represents and warrants, as follows:

a.)	Hartley is not presently actively engaged in any business, employment or venture, which is, or may be, in direct conflict with the business of the Company;

b.)	Hartley has full power and authority to enter this Agreement with the Company and to perform in the time and manner contemplated; and

c.)
Hartley’s compliance with the terms and conditions of this Agreement, in the time and the manner contemplated herein, will not conflict with any instrument or agreement pertaining to the transaction contemplated herein, and will not conflict in, result in a breach of, or constitute a default under any instrument to which he is a party;

d.)	Hartley represents that he shall devote his best efforts to the success of the Company.

8.           Representation and Warranties of the Company.  By virtue of the execution of this Agreement, the Company hereby represents and warrants to Hartley as follows:

a.)
The Company and Hartley agree that Hartley shall receive reimbursement for all reasonable expenses incurred by Hartley in connection with the performance of his duties hereunder subject to compliance with the Company’s procedures; and the Company shall pay to Hartley directly, or reimburse Hartley for all other reasonable necessary and proven expenses and disbursements incurred by Hartley for and on behalf of the Company in the performance of Hartley’s duties during the term of this Agreement; and

b.)	The Company shall indemnify Hartley against any and all claims arising out of this Agreement, other than a breach of fiduciary duty or fraudulent actions of Hartley.

9.           Proprietary Rights.  Hartley shall at no time before or after the termination of his employment hereunder use or divulge or make known to anyone without the express written consent of the Board of Directors of the Company (except to those duly authorized by the Company to have access thereto), any marketing systems, programs or methods, customer or client lists, computer program configurations, secrets, processes or technical, or other information of the Company, or any accounts, customer or client lists, transactions or business affairs of the Company.  All ideas, marketing systems, computer programs, configurations, system or procedures, program or methods, formulae, inventions, discoveries, improvements, secrets or processes, whether or not patentable or copyrightable, made or developed by Hartley during the term of this Agreement, or within three (3) years after its expiration or termination, and relating to the business of the Company, shall be the exclusive right of the Company, whether or not any claim of Hartley to compensation under Paragraph 6 hereof has been, or will be satisfied, and Hartley agrees to provide the Company at its request to perfect, enforce and maintain the Company’s right to such property.  At the conclusion of his employment by the Company, Hartley shall forthwith surrender to the Company all letters, brochures, agreements and documents of every character relating to the business affairs and properties of the Company then in his possession and shall not, without the Company’s prior written consent retain or disclose any copies thereof.

10.           Competition.
a.)           During the term of this Agreement, or upon the termination of his employment, whichever event shall occur earlier, and for a period of twenty-four (24) consecutive months thereafter, Hartley shall not, without the prior written consent of the Company engage, either as a Consultant, Agent, Proprietor, Officer, Director, Partner or majority stockholder in the business directly related to that of the Company.
b.)           Hartley further covenants that during the stated term of this agreement, and for the twelve (12) month period thereafter, whichever shall occur earlier, he will not solicit any clients or customers known by him to be clients or customers of the Company for competitive business.  The foregoing restrictions shall not apply to a termination of Hartley’s employment by the Company without cause, or a termination of the employment by Hartley because of a breach of the Agreement by the Company or sale of the Company to an unrelated party.

11.           Term and Termination.
a.)           This Agreement shall be deemed to be effective as of the date indicated above and shall continue in full force and effect until the last day of November 2005, unless sooner terminated as hereunder set forth.  This Agreement shall be renewed for an additional period of one (1) year, unless the Board of Directors determines not to renew this Agreement, Hartley notifies the Board of Directors of his desire not to renew the Agreement, or the Company reaches a new agreement with Hartley, or either party notified the other at a minimum of thirty (30) days prior to the termination of the Agreement.
b.)           Termination by the Company for Cause.
1)           The Company may terminate Hartley’s employment for Cause.  Upon such termination, the Company shall have no further obligations to Hartley, except for compensation, or other benefits due, buy not yet paid.

2)           “Cause” shall mean:  (i) Hartley’s willful and continued failure substantially to perform his duties with the Company (other than as a result of Hartley’s incapacity due to illness or injury), if Hartley is not then acting in the best interests of the Company, as determined by the Board of Directors, or (ii) Hartley’s willful engagement in misconduct which is materially injurious to the Company, monetary or otherwise.

3)           Termination for Cause shall be effectuated only if the Company has delivered to Hartley a copy of “Notice of Termination”, which gives Hartley at least fifteen (15) business days prior notice detailing what conduct Hartley was guilty and specifying the particulars thereof in detail.

12.           Date of Termination.  “Date of Termination” shall mean the date on which a “Notice of Termination” is given.

13.           Successors; Binding Agreement.

a.)
The Company shall require any purchaser of all the business of the Company, by agreement or form and substance satisfactory to RS, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform, if no such purchase had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinafter defined, and any successor to its business, or assets, which executes becomes bound by all the terms and provisions of this Agreement by operation of law.

b.)
This Agreement shall inure to the benefit of and to be enforceable by Hartley’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legates.  If Hartley should die while any amount would still be payable to him hereunder if Hartley had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement with the terms of the Agreement to Hartley’s devisee, legatee or other designee, or if there be no designee, to his estate.

14.           Governing Law.  This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with the Laws of the State of New York, irrespective of the state of incorporation of the Company and the place of domicile of Hartley.  Hartley consents to the jurisdiction of the courts of the State of New York.

15.    Prohibition Against Assignment.  Except as herein above otherwise expressly provided, Hartley agrees on behalf of himself and of his executors and administrators, heirs, legates, distributes, and any other person, or persons claiming benefits under him by virtue of this Agreement and the rights, interests and benefits hereunder, shall not be assigned, transferred, pledged or hypothecated in any way by Hartley or any executor, administrator, heir, legatee, distribute or other persons claiming under Hartley by virtue of the Agreement and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge or hypothecation, or other dispositions of this Agreement of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect.

16.           Final Agreement.  This Agreement represents the Final Agreement between the parties and supercedes all previously executed Agreements and all verbal representations made by any of the parties or their agents or their employees.

17.           Changes.  The parties agree that no changes will be made to this executed Agreement except in writing, initialed by both parties and attached to this document.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the 31st day of May 2005.

Dated as of the date first indicated above and is agreed to by:

Humana Trans Services Holding Corp.
/s/ James W. Zimbler, V.P.	/s/ Allan Hartley
Name: James W. Zimbler	Name: Allan Hartley
Title: Vice President